TIMET ANNOUNCES INVESTMENT SECURITY GAIN
AND MANAGEMENT PROMOTIONS

DALLAS, TEXAS . . . October 17, 2007 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) announced today that it has entered into an agreement for the disposition of its minority common stock ownership position in CompX International, Inc. (“CompX”) (NYSE: CIX), that will result in a $18.3 million after-tax capital gain, or $0.10 per share, on a fully diluted basis. TIMET will transfer its rights to 2,696,420 shares of CompX common stock, in exchange for $52.6 million principal amount of promissory notes from CompX.  The Company will record the disposition in the fourth quarter of 2007 and utilize a capital-loss carryforward to offset the entire $18.3 million capital gain for income tax purposes.

TIMET also announced today that Bobby D. O’Brien has been named President, Dr. Charles H. Entrekin has been named President-Global Operations and Chief Operating Officer and James W. Brown has been named Vice President and Chief Financial Officer of the Company.  Mr. O’Brien and Dr. Entrekin will continue to report to Steven L. Watson, Vice Chairman and Chief Executive Officer of the Company.  Mr. Brown will continue to report to Mr. O’Brien.

Mr. O’Brien has served as Executive Vice President and Chief Financial Officer of TIMET since 2005 and has held executive officer and financial positions with TIMET’s parent company, Contran Corporation, and related companies since 1988.

Dr. Entrekin rejoined TIMET in January 2007 as President and Chief Operating Officer and previously held various management and technical positions with the Company until 2002.

Mr. Brown has served as Vice President Corporate Finance of TIMET since 2005 and has held executive officer and financial positions with Contran Corporation and related companies since 2003.

Steven L. Watson, Vice Chairman and CEO, said “the CompX transactions will allow us to divest of a non-titanium related asset, at an attractive value, and provide additional resources for future expansion of our productive capacity and other growth opportunities in our titanium business.  We have a strong balance sheet and significant sources of capital and liquidity to allow us to expand and grow our titanium capacity across all stages of our production process and invest in other growth opportunities, as we continue to respond to the long-term positive demand outlook in the titanium metal industry”.

Mr. Watson also said “the management of TIMET is committed to growing and expanding our business in a manner that will enhance long-term stockholder value.  In addition to the ongoing investment in our production facilities, we are also increasing our management and technical human resources consistent with the long term favorable outlook for the industry. The announced promotions recognize the efforts and contributions these individuals have made and reflect the commitment to their ongoing focus on future initiatives and opportunities to enhance the Company’s growth potential.  We are very pleased with the high level of talent we have throughout the Company”.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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